As filed with the Securities and Exchange Commission on March 14, 2007
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

SPIRIT AEROSYSTEMS HOLDINGS, INC.
(Exact name of registrant as specified in the charter)

Delaware	20-2436320
(State or other jurisdiction of	(I.R.S. Employer
Incorporation or organization)	Identification No.)
3801 South Oliver
Wichita, Kansas 67210
(Address, with zip code, of principal executive offices)
SPIRIT AEROSYSTEMS HOLDINGS, INC.
UNION EQUITY PARTICIPATION PLAN
(Full Title of the Plan)

Jeffrey L. Turner
Chief Executive Officer
Spirit AeroSystems Holdings, Inc.
3801 South Oliver
Wichita, Kansas 67210
(316) 526-9000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gloria Farha Flentje, Esq.
General Counsel	Mark S. Kingsley, Esq.
Spirit AeroSystems Holdings, Inc.	Kaye Scholer LLP
3801 South Oliver	425 Park Avenue
Wichita, Kansas 67210	New York, NY 10022
(316) 526-9000	(212) 836-8000
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum	Amount of
	Amount to Be	Offering Price	Aggregate Offering	Registration
Title of Securities To Be Registered	Registered	Per Share(1)	Price(1)	Fee
Class A Common Stock, $0.01 par value per share
SPIRIT AEROSYSTEMS HOLDINGS, INC., UNION EQUITY PARTICIPATION PLAN	4,834,984	$28.63	$138,425,591.92	$4,249.67

(1)	Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum offering price in respect of the Plan have been determined based on the average of the high and low prices reported on the New York Stock Exchange Composite Tape on March 7, 2007.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed or to be filed by the Registrant with the Commission are incorporated by reference into this Registration Statement:
(a)	the 10-K filed by Registrant with the Securities and Exchange Commission (the “SEC” or the “Commission”), which includes: (i) Audited Consolidated Financial Statements of Spirit AeroSystems Holdings, Inc. for the twelve month period ended December 31, 2006 and the period from February 7, 2005 (date of inception), through December 29, 2005; and (ii) Audited Financial Statements of Wichita Division (a business of the Boeing Company) for the period from January 1, 2005 through June 16, 2005, and for the years ended December 31, 2004 and 2003.

(b)	all other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since the end of the fiscal year covered by the Registrant document referred to in (a) above.

(c)	the description of the Registrant’s Class A Common Stock, which is contained in the Registration Statement on Form S-1 filed under the Securities Act of 1933, as amended, on June 30, 2006, including any amendment or report filed for the purpose of updating such description.
     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered pursuant to this Registration Statement have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers
Delaware General Corporation Law
     Registrant is incorporated under the laws, as amended, of the State of Delaware. Under Section 145 of the Delaware General Corporation Law, or the DGCL, a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation’s request, in such capacities with another enterprise, against expenses, including attorneys’ fees, as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The DGCL provides, however, that such person must have acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the DGCL does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.
Certificate of Incorporation and By-Laws
     Registrant’s certificate of incorporation provides that none of its directors shall be personally liable for breach of fiduciary duty as a director, except that they may be liable for (i) any breach of the director’s duty of loyalty to Registrant or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) the payment of unlawful dividends and unlawful repurchase or redemption of Registrant’s capital stock prohibited by the DGCL, and (iv) any transaction from which the director derived any improper personal benefits. Any repeal or modification of that provision shall not adversely affect any right or protection, or any limitation of the liability of, any of our directors existing at, or arising out of facts or incidents occurring prior to, the effective date of such repeal or modification. Both Registrant’s certificate of incorporation and its by-laws provide for the indemnification of Registrant’s directors and officers to the fullest extent permitted by the DGCL.

Indemnification Agreements
     Additionally, Registrant has entered into indemnification agreements with certain of its directors and officers which may, in certain cases, be broader than the specific indemnification provisions contained under current applicable law. The indemnification agreements may require Registrant among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors, officers or employees of the Registrant and to advance the expenses incurred by such parties as a result of any threatened claims or proceedings brought against them as to which they could be indemnified.
Liability Insurance
     Registrant’s directors and officers are covered by insurance policies maintained by Registrant against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act or the Exchange Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
Underwriting Agreement
     The Underwriting Agreement pursuant to which Registrant conducted its initial public offering (filed as Exhibit 1.1 to the Registrant’s Amendment No. 4 to Form S-1 filed with the Commission on November 13, 2006) provides for the indemnification of certain of Registrant’s directors and officers in certain circumstances against certain liabilities, including liabilities arising under the Securities Act.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.

Exhibit No.	Description

*4.1	Form of Class A Common Stock Certificate

5.1	Opinion of Kaye Scholer LLP

**10.12	Spirit AeroSystems Holdings, Inc. Union Equity Participation Plan

Exhibit No.	Description

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Deloitte & Touche LLP

23.3	Consent of Kaye Scholer LLP is contained in Exhibit 5.1 to this Registration Statement

24.1	Power of Attorney is contained on the first signature page of this Registration Statement.

*	Incorporated by reference to Registrant’s Amendment No. 5 to Registration Statement on Form S-1/A (File No. 333-135486), filed November 17, 2006

**	Incorporated by reference to Registrant’s Amendment No. 2 to Registration Statement on Form S-1/A (File No. 333-135486), filed October 30, 2006
Item 9. Undertakings.
(a) The Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof), which individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form or prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that:
     Paragraphs (a)(1)(i) and (a)(1)(ii) of this Section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wichita, State of Kansas on March 13, 2007.

SPIRIT AEROSYSTEMS HOLDINGS, INC.
By:	/s/ Ulrich Schmidt
Name:	Ulrich Schmidt
Title:	Chief Financial Officer

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints ULRICH SCHMIDT and JEFFREY L. TURNER and both or either one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JEFFREY L. TURNER	President, Chief Executive Officer and

JEFFREY L. TURNER	Director (Principal Executive Officer)	March 13, 2007

/s/ ULRICH SCHMIDT	Executive Vice-President and Chief

ULRICH SCHMIDT	Financial Officer (Principal Financial Officer)	March 13, 2007

/s/ DANIEL R. DAVIS	Corporate Controller

DANIEL R. DAVIS	(Principal Accounting Officer)	March 13, 2007

Signature	Title	Date

/s/ IVOR (IKE) EVANS	Director	March 13, 2007

IVOR (IKE) EVANS

/s/ PAUL FULCHINO	Director	March 13, 2007

PAUL FULCHINO

/s/ RICHARD GEPHARDT	Director	March 13, 2007

RICHARD GEPHARDT

/s/ ROBERT JOHNSON	Director	March 13, 2007

ROBERT JOHNSON

/s/ RONALD KADISH	Director	March 13, 2007

RONALD KADISH

/s/ CORNELIUS (Connie Mack) MCGILLICUDDY, III	Director	March 13, 2007

CORNELIUS (Connie Mack)
MCGILLICUDDY, III

/s/ SETH MERSKY	Director	March 13, 2007

SETH MERSKY

/s/ FRANCIS RABORN	Director	March 13, 2007

FRANCIS RABORN

/s/ NIGEL WRIGHT	Director	March 13, 2007

NIGEL WRIGHT

INDEX TO EXHIBITS

*4.1	Form of Class A Common Stock Certificate

5.1	Opinion of Kaye Scholer LLP

**10.12	Spirit AeroSystems Holdings, Inc. Union Equity Participation Plan

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Deloitte & Touche LLP

23.3	Consent of Kaye Scholer LLP is contained in Exhibit 5.1 to this Registration Statement

24.1	Power of Attorney is contained on the first signature page of this Registration Statement.

*	Incorporated by reference to Registrant’s Amendment No. 5 to Registration Statement on Form S-1/A (File No. 333-135486), filed November 17, 2006

**	Incorporated by reference to Registrant’s Amendment No. 2 to Registration Statement on Form S-1/A (File No. 333-135486), filed October 30, 2006